Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 10, 2025 (the “Effective Date”), is entered into by and between, Aspire Biopharma Holdings, Inc., a Delaware corporation (the “Company”), and Kraig Higginson, an individual and resident of the Commonwealth of Puerto Rico (the “Executive”). As used in this Agreement, Company and Executive are sometimes individually referred to herein as a “party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company’s predecessor entity Aspire Biopharma, Inc., a Puerto Rico corporation, and Executive previously entered into that certain consulting agreement, dated August 24, 2022 (the “Existing Agreement”) pursuant to which the Executive agreed to serve as the predecessor Company’s Chief Executive Officer and to provide services in such capacity to the predecessor Company as more particularly described therein; and

WHEREAS, the Company now desires to hire the Executive as the Chief Executive Officer for the Company and desire to replace the Existing Agreement in its entirety as of the date of this Agreement, and agree that this Agreement shall govern the relationship of the Parties from and after the Effective Date, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are made a part hereof, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Employment Term. Executive’s employment with the Company pursuant to this Agreement shall be terminable at the will of either party with two weeks’ notice, with or without cause.

2. Position and Duties: Exclusive Employment Principal Location: No Conflicts.

(a) Position and Duties. During the Employment Term, the Executive shall serve as Chief Executive Officer for the Company, together with all of its respective subsidiaries and affiliates, reporting directly to the board of directors of the Company (the “Board”), and shall have such duties, authority, and responsibility as shall be assigned and determined from time to time by the Board, including duties and responsibilities for the Company and its current and any future parent, subsidiaries and affiliates, without additional compensation or benefits other than as set forth in this Agreement.

E ·elusive Employment. Except as permitted under this Section 20, Executive agrees to devote Executive’s full business time and attention exclusively to the performance of Executive’s duties hereunder and in furtherance of the business of the Company. Executive shall (i) perform Executive’s duties and responsibilities hereunder honestly, in good faith, to the best of Executive’s abilities in a diligent manner, and in accordance with the Company’s policies and applicable law,(ii) promote the success of the Company, (iii) not do anything, or permit anything to be done at Executive’s direction, that is intended to be inconsistent with Executive’s duties to the Company or opposed to the best interests of the Company or which is a conflict of interest, and (iv) not be or become an officer, director, manager, employee, advisor, or consultant of any business other than that of:

(b) the Company, unless the Executive receives advance written approval from the Board and any other approvals required under the written policies of the Company. Executive shall not, during Executive’s employment with the Company, be involved directly or indirectly, in any manner, as a partner, officer, director, stockholder, member, manager, consultant, advisor, investor, creditor or employee for any company engaged in a substantially similar business to the Company; however, Executive may use Executive’s personal funds to invest in a publicly traded company that engages in a similar business, but shall not own more than two (2%) percent of the stock thereof. Notwithstanding the foregoing, Executive may engage in civic and not-for-profit activities, as long as such activities do not interfere with Executive’s performance of Executive’s duties to the Company, or the commitments made by Executive in this Section 20.

(c) Principal Location: Travel. During the Employment Term, the Executive shall perform the duties and responsibilities required by this Agreement remotely, or such other location within the continental United States as reasonably determined by Executive to the extent such location does not negatively impact the performance of Executive’s duties hereunder. Executive acknowledges that he may be required to travel to other locations, including internationally, as may be necessary to fulfill her duties and responsibilities hereunder.

(d) No Conflict. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement, and that the execution, delivery and performance of this Agreement by Executive will not violate any agreement, undertaking or covenant to which Executive is a party or is otherwise bound, including any obligations with respect to non- competition, non-solicitation, or proprietary or confidential information of any other person or entity.

3. Compensation: Benefits.

(a) Base Salary. During the Employment Term, the Company shall pay to Executive an annualized base salary of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) (the “Base Salary”) which shall be due and payable in regular installments in accordance with the Company’s customary payroll practices and procedures, but in no event less frequently than monthly, and prorated for any partial year worked. The Base Salary is subject to review annually throughout the Employment Term by the Compensation Committee (the “Compensation Committee”) of the Board and the Board and may be subject to increase in the Board’s discretion.

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(b) Incentive Compensation.

(i) Annual Bonus.

(A) Amount. For each complete fiscal year during the Employment Term Executive shall be eligible to receive an annual performance-based bonus (the “Annual Bonus”) based upon achieved Company performance metrics for revenue, profitability, and the development of new business relationships, for the given fiscal year which goals shall be determined by the Board by the end of August 2025 and/or Executive achievement of identified individual performance goals, all as determined by the Compensation Committee within the first quarter of such applicable fiscal year during the Employment Te1m. The terms, amount, and award of an Annual Bonus is within the sole discretion, and subject to the approval, of the Compensation Committee.

(B) Tjming of Payment. The Annual Bonus shall be paid in the immediately following fiscal year to the fiscal year to which the Annual Bonus relates at the same time bonuses are paid to other executives of the Company, but in no event later than ten (10) weeks following the end of the fiscal year to which the Annual Bonus relates.

(C) Form of Payment. In the Compensation Committee’s complete and sole discretion, an Annual Bonus may be paid in cash or in the form of stock or warrants.

(D) Conditions to Payment To be eligible to receive such Annual Bonus, Executive must (I) remain continuously employed with and by the Company (or any member of the Company) through the last day of the fiscal year to which the Annual Bonus relates, and (II) be in good standing with the Company (and all members of the Company in the same controlled group) (i.e., not under any type of performance improvement plan, disciplinary suspension, final warning, or the like) as of the last day of the fiscal year to which the Annual Bonus relates. Unless otherwise provided in this Agreement, if Executive incurs a termination of employment prior to the last day of the fiscal year to which the Annual Bonus relates, Executive shall not be entitled to any Annual Bonus for such fiscal year.

(ii) Clawback Provision. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company (including as may be required by law), if Executive has engaged in fraud or other willful misconduct that contributes materially to any financial restatements or material loss to the Company or Greenlane (or any member of the Company, the Company and/or Company, as the case may be, shall recover, for the 3-year period preceding the date on which the Company or any member of the Company, as the case may be, is required to prepare the account restatements, the amount by which any incentive compensation paid to Executive exceeded the lower amount that would have been payable to Executive after giving effect to the restated financial results or the material loss, in one or more of the following methods:

(A) Require repayment by Executive of any Annual Bonus (net of any taxes paid by Executive on such payments) previously paid to Executive,

(B) Cancel any earned but unpaid Annual Bonus, or

(C) Adjust the future compensation of Executive to recover the amount.

In addition, the Executive’s Annual Bonus shall be subject to any other clawback or recoupment policy of the Company as may be in effect from time to time, including for fraud or other willful misconduct that contributes materially to any financial restatements or material loss to the Company, or any clawback or recoupment as may be required by applicable law.

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(c) Welfare Benefit Plans. During the Executive’s employment with the Company, the Executive shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) that are maintained by, contributed to or pai1icipated in by the Company, subject in each instance to the underlying terms and conditions (including plan eligibility provisions) of such plans, practices, policies and programs.

(d) Expenses. Subject to Section 23 below, during the Executive’s employment with the Company, the Executive shall be entitled to reimbursement of all documented reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company applicable to executives of the Company, as in effect from time to time.

(e) Fringe Benefits. During the Employment Term, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company, in its sole discretion, to its employees from time to time, in accordance with the policies, practices and procedures of the Company applicable to its executives.

(f) Paid Time Off. During the Employment Term, Executive shall be entitled to paid time off as needed, in accordance with the plans, policies, programs and practices of the Company applicable to its executives.

(g) Withholding Taxes. All forms of compensation paid or payable to the Executive from the Company or any member of the Company, whether under this Agreement or otherwise, are subject to reduction to reflect applicable withholding and payroll taxes pursuant to any applicable law or regulation.

4. Termination. This Agreement and Executive’s employment with the Company may be terminated at will, with or without case, by either pai1y, with two weeks written notice.

5. Obligations of the Company Upon Termination.

(a) Termination By the Company Without Cause or By the Executive for Good Reason. If the Executive’s employment is terminated prior to the expiration of the Employment Term by the Company without Cause, or by the Executive for Good Reason, the Company shall:

(i) pay Executive within thirty (30) days after the effective date of termination or by such earlier date if required by applicable law, (A) the aggregate amount of Executive’s earned but unpaid Base Salary then in effect, (B) incurred but umeimbursed documented reasonable reimbursable business expenses through the date of such termination, and (C) any other amounts due under applicable law, in each case earned and owing through the date of termination (the “Accrued Obligations”).

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(ii) pay to Executive (A) the amount of any Annual Bonus earned, but not yet paid, with respect to the fiscal year prior to the fiscal year in which the date of termination of Executive’s employment with the Company occurs which such payment shall be made to Executive in accordance with Section 3(b) hereof (the “Earned Bonus”); provided the Earned Bonus shall be paid in cash notwithstanding anything contained in Section 3(b)(i)(C) to the contrary, and (B) the amount of the Annual Bonus at the maximum eligibility, pro-rated based on the number of the days in the calendar year in which Executive was employed for that calendar year to which the bonus relates, which sum shall be paid within fifteen (15) days after the Release (as defined in Section 5(a)(iii)) becomes effective.

(iii) subject to (A) Section 5Error! Reference source not found. below, (B) the Executive timely signing, delivering, and not revoking (if applicable) the Release (as defined in this Section 5(a)(iii)), and (C) the Executive’s compliance with the Executive’s post-termination obligations in Sections 6, 7, 8, 9, and IO hereof following the te1mination of Executive’s employment with the Company, the Company shall pay to the Executive: (a) severance equal to two months of the Executive’s Base Salary in effect on the date of which shall be payable in equal installments in accordance with the Company’s regular payroll practices and subject to all customary withholding and deductions; and (b) pay to the Executive a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator as of the time of Executive’s termination of employment) that would be payable by the Executive to continue the Executive’s company-provided medical, dental, and/or vision coverage for the Participant and any dependents covered at the time of termination, for nine (9) months; (the foregoing benefits collectively referred to as the “Severance”). Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the Severance that the Executive execute and deliver to the Company an effective general release of claims covering any claims by Executive arising from facts or circumstances occurring on or before the effective date of termination in a form prescribed by the Company, as set forth in form as Exhibit _, which form shall include, among customary tem1s and conditions, the survival of Executive’s post-termination obligations in Sections 6, 8, 9, 10, and 11 of this Agreement following termination of Executive’s employment with the Company (the “Release”), within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the date of termination of Executive’s employment with the Company, and that the Executive not revoke such Release during any applicable revocation period (the combined review period and revocation period hereinafter referred to as the “Consideration Period”). Subject to Section 5Error! Reference source not found. below, upon timely execution, delivery and non- revocation of the Release by Executive, the installment payments of the Severance shall begin on the first normal payroll date that is after the later of (I) the date on which the Executive delivered to the Company the Release signed by the Executive, or (II) the end of any applicable revocation period (unless a longer period is required by law). Notwithstanding the foregoing, if the earliest payment date determined under the preceding sentence is in one taxable year of the Executive, and the latest possible payment date is in a second taxable year of the Executive, the first installment payment of Severance shall be made on the first nom1al payroll date that immediately follows the last date of the Consideration Period.

(b) Exclusive Benefits. Notwithstanding anything to the contrary set forth herein, except as expressly provided in this Section 5, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment with the Company.

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6. Non-Disclosure of Confidential Information.

(a) Confidential Information. The Executive acknowledges that in the course of the Executive’s employment with the Company, the Executive previously was provided with, had access to, accessed, and used Confidential Information (as defined herein) of the Company. Executive further acknowledges that in the course of Executive’s continuing employment with the Company, the Executive will use, have access to, and develop Confidential Information (as defined herein) of the Company. For purposes of this Agreement,” on6dential Information” shall mean and include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning the Company or the business or operations of the Company, including without limitation: any trade secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background, and preferences of any current, former, or prospective clients, suppliers, vendors, referral sources, and business affiliates; pricing and financial information; current and prospective client, supplier, or vendor lists and leads; proposals with prospective clients, suppliers, vendors, or business affiliates; contracts with clients, suppliers, vendors or business affiliates; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; inforn1ation regarding corporate opportunities; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential; any information related to the compensation of employees, consultants, agents or representatives of the Company; sales and financial reports and forecasts; any information concerning any product, technology or procedure employed by the Company but not generally known to its cunent or prospective clients, suppliers, vendors or competitors, or under development by or being tested by the Company; any inventions, innovations or improvements covered by Section 8 hereof; and information concerning planned or pending acquisitions or divestitures. Notwithstanding the foregoing, the term Confidential Information shall not include information which (A) becomes available to Executive from a source other than the Company or from third parties with whom the Company is not owed a duty of confidentiality, (B) becomes generally available or known in the industry other than as a result of its disclosure by Executive, (C) was known by the Executive prior to the effective date of the Existing Employment Agreement (or any prior agreement between the Executive and any member of the Company), without any obligation of confidentiality, or (D) was independently developed by the Executive without reliance upon any Confidential Information of the Company or any member of the Company as demonstrated by Executive’s written records prior to the date of the Existing Employment Agreement.

(i) During the course of Executive’s employment with the Company, Executive agrees to use Executive’s best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by the Company to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person.

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(ii) Executive agrees that all Confidential Information shall be the Company’s sole property during and after Executive’s employment with the Company. Executive agrees that Executive will not remove any hard copies of Confidential Information from the Company’s premises, will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media, cloud storage, personal email address of Executive or email address that is not owned by the Company (except as necessary in the performance of Executive’s duties for the Company), and will not print hard copies of any Confidential Information that Executive accesses electronically from a remote location (except as necessary in the performance of Executive’s duties for the Company).

(iii) Other than as contemplated in Section 6(a)(iv) below, in the event that Executive becomes legally obligated to disclose any Confidential Information to anyone other than to the Company, Executive will provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy and Executive will cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 6(a)(iii) to permit a particular disclosure, Executive will furnish only that po1iion of the Confidential Information which Executive is legally required to disclose.

(iv) Nothing in this Agreement or any other agreement with the Company containing confidentiality provisions shall be construed to prohibit Executive from: filing a charge with, participating in any investigation or proceeding conducted by, or cooperating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency charged with enforcement of any law, rule or regulation (“Government Agencies”); reporting possible violations of any law, rule or regulation to any Government Agencies; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; or receiving an award for info1mation provided to any Government Agencies. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law: or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or is redacted to conceal such Confidential Information to the fullest extent permitted by applicable law or court order. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal or is redacted to conceal such Confidential Information to the fullest extent pern1itted by applicable law or court order; and (2) does not disclose the trade secret, except pursuant to court order.

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(b) Restrictions On Use And Disclosure Of Confidential Information. At all times during Executive’s employment with the Company and after Executive’s employment with Company terminates, regardless of the reason for termination, Executive agrees: (i) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Confidential Information, except as necessary in the performance of Executive’s duties for the Company and for the Company’s sole benefit; (ii) not to make, or cause to be made, copies (in any form or format) of the Confidential Information, except as necessary in the performance of Executive’s duties for the Company and for the Company’s sole benefit; and (iii) to promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use of the Confidential Information or disclosure of the Confidential Information to any unauthorized person about which Executive becomes aware. The restrictions contained in this Section 6(b) also apply to Confidential Information developed by Executive during Executive’s employment with the Company, which are related to the Company or to the Company’s successors or assigns, as such information is developed for the benefit of and ownership of the Company and all rights and privileges to such information or derivative works, including but not limited to trademarks, patents and copyrights remain with the Company.

Third Party Information. Executive acknowledges that during the course of Executive’s employment with the Company, Executive may have already received or had access to, and may continue to receive or have access to, confidential or proprietary information belonging to third parties (“Third Party Information”‘). During the Employment Term and thereafter Executive agrees: (i) to hold the Third Party Information in the strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Third Party Information to any unauthorized person, and follow all of the Company’s policies regarding protecting the Third Party Inf01mation; (ii) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Third Party Information, except as necessary in the performance of Executive’s duties for the Company; (iii) not to make, or cause to be made, copies (in any form or format) of the Third Party Information, except as necessary in the performance of Executive’s duties for the Company; and (iv) to promptly and fully advise the Company of all facts known to the Executive concerning any actual or threatened unauthorized use of the Third Party Information or disclosure of the Third Party Information to any unauthorized person about which Executive becomes aware.

(c) Return of Confidential Information and Property. Upon termination of Executive’s employment with the Company, notwithstanding the reason or cause of termination, and at any other time upon written request by the Company, Executive shall promptly return to the Company all originals, copies, or duplicates, in any form or format (whether paper, electronic or other storage media), of the Confidential Information and the Third Party Information, as well as any and all other documents, computer discs, computer data, equipment, and property of the Company (including, but not limited to, cell phones, credit cards, and laptop computers if they have been provided to Executive), relating in any way to the business of the Company or in any way obtained by Executive during the course of Executive’s employment with the Company. Executive further agrees that after termination of Executive’s employment with the Company, Executive shall not retain any copies, notes, or abstracts in any form or format (whether paper, electronic or other storage media) of the Confidential Information, the Third Party Information, or other documents or property belonging to the Company.

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7. Non-Disparagement. Executive and Company agree that at all times during and after the Employment Term, neither the Executive nor any member of the Company will engage in any conduct that is injurious to the reputation or interests of the Executive or the Company, including, but not limited to, making disparaging comments via any media or method of communication (or inducing or encouraging others to make disparaging comments) about the Executive, Company, any of the shareholders, members, directors, officers, employees or agents of the Company, or the Company’s operations, financial condition, prospects, products or services. However, nothing in this Agreement shall prohibit either Party from: exercising protected rights under Section 7 of the National Labor Relations Act; filing a charge with, participating in any investigation or proceeding conducted by, or cooperating with any Government Agencies; testifying truthfully in any forum or before any Government Agencies; reporting possible violations of any law, rule or regulation to any Government Agencies; receiving legal advice, or making other disclosures that are required by law or protected under whistleblower provisions of any law, rule or regulation.

8. Intellectual Property.

(a) Work Product Owned. By the Company. Executive agrees that the Company is and will be the sole and exclusive owner of all ideas, inventions, discoveries, improvements, designs, plans, methods, works of authorship, deliverables, writings, brochures, manuals, know-how, method of conducting its business, policies, procedures, products, processes, software, or any enhancements, or documentation of or to the same and any other work product in any form or media that Executive made during the course of employment with the Company that the Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive’s past, current and future employment for the Company or with the use of the Company’s time, materials or facilities, and is in any way related or pertaining to or connected with the present or anticipated business, products or services of the Company whether produced during normal business hours or on personal time (collectively, “Work Products”).

(b) Intellectual Property. “Intellectual Property” means any and all (i) copyrights and other rights associated with works of authorship, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (v) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect.

(c) Assignment. Executive acknowledges Executive’s work and services provided for the Company and all results and proceeds thereof, including, the Work Products, are works done under Company’s direction and control and have been specially ordered or commissioned by the Company. To the extent the Work Products are copyrightable subject matter, they shall constitute “works made for hire” for the Company within the meaning of the Copyright Act of 1976, as amended, and shall be the exclusive property of the Company. Should any Work Product be held by a court of competent jurisdiction to not be a “work made for hire,” and for any other rights, Executive hereby assigns and transfers to Company, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Products, including but not limited to all Intellectual Property pertaining thereto, and in and to all works based upon, derived from, or incorporating such Work Products, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement. Executive hereby waives and further agrees not to assert Executive’s rights known in various jurisdictions as moral rights and grants the Company the right to make changes, as the Company deems necessary, in the Work Products.

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(d) License of Intellectual Property Not Assigned. Notwithstanding the above, should Executive be deemed to own or have any Intellectual Property that is used, embodied, or reflected in the Work Products, Executive hereby grants to the Company, its successors and assigns, the non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perf01m and publicly display and otherwise exploit by all means now known or later developed the Work Products and Intellectual Property.

(e) Maintenance: Disclosure: Execution: Attorney-ln-Fact. Executive will, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and their duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and their duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully pe1mitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Executive.

(f) Executive’s Representations Regarding Work Products. Executive represents and warrants that all Work Products that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of performing Executive’s duties for Company under this Agreement are (i) original or an improvement of the Company’s prior Work Products, and (ii) do not to Executive’s knowledge include, copy, use, or infringe any Intellectual Property rights of a third party.

9. Cooperation. Executive agrees that at all times during the Executive’s employment with the Company and at all times thereafter (including following the termination of the Executive’s employment for any reason), Executive will cooperate with all reasonable requests by the Company for assistance in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, involving the Company, including by providing truthful testimony in person in any such action, suit, or proceeding, and by providing information and meeting and consulting with the Board or their representatives or counsel, or representatives of or counsel to the Company, as reasonably requested; provided, however, that the foregoing shall not apply to any action, suit, or proceeding involving disputes between Executive and the Company arising under this Agreement or any other agreement. Executive shall be compensated for time spent at the Company’s request providing cooperation pursuant to this section at an hourly rate equal to Executive’s Base Salary divided by 2,080.

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10. Indemnification. During and after the Employment Te1m, the Executive shall be entitled to all rights to indemnification available under the by-laws, ce1iificate of incorporation and any director and officer insurance policies of Greenlane and the Company and any member of the Company, any indemnification agreement entered into between Greenlane, the Company, and any member of the Company and Executive, or to which Executive may otherwise be entitled through Greenlane, the Company, any member of the Company and/or any of their respective subsidiaries and affiliates, in accordance with their respective terms. During the Employment Term and for a period of six (6) years thereafter, the Company, or any successor to the Company resulting from a Change in Control, shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Executive to the extent that Company provides such coverage for any other senior executive or member of the Board.

11. Severability: Independent Covenants. If any term or provision of this Agreement shall be dete1mined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced as modified. If, moreover, any part of this Agreement is for any reason held too excessively broad as to time, duration, geographic scope, activity, or subject, it is the intent of the Parties that this Agreement shall be judicially modified by limiting or reducing it so as to be enforceable to the extent compatible with the applicable law. The existence of any claim or cause of action of Executive against the Company (or against any member, shareholder, director, officer or employee thereof), whether arising out of the Agreement or otherwise, shall not constitute a defense to: (i) the enforcement by the Company of any of the restrictive covenants set forth in this Agreement; or (ii) the Company’s entitlement to any remedies hereunder. Executive’s obligations under this Agreement are independent of any of the Company’s obligations to the Executive.

12. Remedies for Breach. Executive acknowledges and agrees that it would be difficult to measure the damages to the Company from any breach or threatened breach by Executive of this Agreement, including but not limited to Sections 6, 7, and 8 hereof; that injury to the Company from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches or threatens to breach any of the promises contained in this Agreement, the Company shall, in addition to all other remedies it may have (including monetary remedies), be entitled to seek an injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach or threatened breach without showing or proving any actual damage to the Company. Nothing herein shall be construed as a waiver of any right the Company may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive. Notwithstanding any provision of this Agreement to the contrary, Executive shall not be entitled to any post-termination payments pursuant hereto during any period in which Executive is materially violating any of Executive’s obligations under Sections 6, 7, and 8 hereof.

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13. Assignment: Third-Party Beneficiaries. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to (i) any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, a controlling interest in the Company ( >50% of voting power), or all or substantially all of the Company’s stock or assets, or (ii) any affiliate or future affiliate of the Company, and such assignment by Company pursuant to this Section 13 shall automatically, and without any further action required by the Parties, relieve the assignor Company (and discharge and release the assignor Company) from all obligations and liabilities under or related to this Agreement (all such obligations and/or automatically liabilities assumed by the assignee Company). This Agreement shall be binding upon and inure to the benefit of any successor or assigns of Company. Executive may not assign this Agreement without the written consent of the Company. Executive agrees that each member of the Company is an express third party beneficiary of this Agreement, and this Agreement, including other obligations set forth in Sections 6, 7, 8, and 9 hereof, are for each such member’s benefit. Executive expressly agrees and consents to the enforcement of this Agreement, including but not limited to other obligations in Sections 6, 7, 8, and 9 hereof, by any member of the Company as well as by the Company’s future affiliates, successors and/or assigns.

14. Attorneys’ Fees and Costs. In any action brought to enforce or otherwise interpret any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Party to the action or proceeding, including through settlement, judgment and/or appeal.

15. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its choice of law principles, except where the application of federal law applies.

16. Mutual Waiver of Jury Trial in Court Proceedings. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY WRY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY WRY.

17. Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any tem1 or provision of this Agreement or any other aspect of Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18. Survival. The provisions of Sections 6 through 21 of this Agreement shall survive the tem1ination of this Agreement and the termination of Executive’s employment with the Company regardless of the reason for termination; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the Parties.

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19. Independent Advice. Executive acknowledges that the Company has provided Executive with a reasonable opportunity to obtain independent legal advice with respect to this Agreement, and that either: (a) Executive has had such independent legal advice prior to executing this Agreement; or (b) Executive has willingly chosen not to obtain such advice and to execute this Agreement without having obtained such advice.

20. Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments. For avoidance of doubt, this Agreement does not supersede, nullify, or otherwise impact any retention bonuses or equity grants issued to Executive prior to the Effective Date.

21. Amendment. This Agreement may not be amended, supplemented or modified in whole or in pai1 except by an instrument in writing signed by the Party or Parties against whom enforcement ofsuch amendment, supplement, or modification is sought.

22. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given: (a) upon delivery, if delivered by hand; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by certified U.S. mail; or (c) on the next business day, if sent by e-mail or prepaid overnight courier service. If not personally delivered by hand, notice shall be sent using the addresses and/or email addresses set forth below or to such other address as either Party may designate by written notice to the other:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company, to:

Aspire Biopharma Holdings, Inc. c/o

AND

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23. Code Section 409A Compliance. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Code and to the extent that the requirements of Section 409A of the Code are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A of the Code. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

24. Counterparts; Electronic Transmission; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, including an electronic copy or facsimile, but all of which taken together shall constitute one and the same instrument. The headings used herein are for ease of reference only and shall not define or limit the provisions hereof.

25. Incorporation of Recitals. The Recitals set forth on the first page of this Agreement are incorporated hereby as if fully set forth hereon.

[Remainder of this page intentionally left blank: signatures follow]

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IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first above written.

COMPANY:

Aspire Biopharma Holdings, Inc.

By

Kraig Higginson

Solely as to the novation of the Existing Employment Agreement,

Aspire Biopharma, Inc.

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